Exhibit 99.6

Avast plc

Half Year Results 2022

CONSOLIDATED STATEMENT OF PROFIT AND LOSS
FOR THE SIX-MONTHS ENDED 30 JUNE 2022
($’M)

		Six-months ended	Six-months ended
	Note	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)
REVENUES	3	470.3	471.3
Cost of revenues		(80.6)	(74.8)
GROSS PROFIT		389.7	396.5

Sales and marketing		(88.0)	(77.4)
Research and development		(46.3)	(38.4)
General and administrative		(82.8)	(54.0)
Total operating costs		(217.1)	(169.8)

OPERATING PROFIT		172.6	226.7

Net gain on disposal of a business operation	10	-	34.2

Interest Income	7	0.3	0.1
Interest Expense	7	(15.3)	(14.3)
Other finance income and expense (net)	7	16.3	22.6
PROFIT BEFORE TAX		173.9	269.3

Income tax	8	(32.9)	(63.5)
PROFIT FOR THE PERIOD		141.0	205.8

Earnings per share (in $ per share):
Basic EPS	11	0.14	0.20
Diluted EPS	11	0.13	0.20

The accompanying notes form an integral part of these financial statements.

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CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE SIX-MONTHS ENDED 30 JUNE 2022
($’M)

	Six-months ended	Six-months ended
	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)
Profit for the period	141.0	205.8

Other comprehensive gains:
Items that will not be reclassified subsequently to profit or loss:

- Changes in the fair value of equity instruments at fair value through other comprehensive income (net of tax)	(2.8)	(0.6)

Items that may be reclassified subsequently to profit or loss:

- Translation differences	(1.0)	0.8
Total other comprehensive gains	(3.8)	0.2
Comprehensive income for the period	137.2	206.0

The accompanying notes form an integral part of these financial statements.

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CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AT 30 JUNE 2022
($’M)

	Note	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
ASSETS
Current assets
Cash and cash equivalents		338.0	357.6	429.0
Trade and other receivables		58.3	48.2	53.4
Capitalised contract costs	12	32.7	34.1	34.2
Prepaid expenses		11.1	9.4	9.9
Tax receivables	8	5.6	2.9	5.3
Other financial assets	18	0.2	6.5	5.7
		445.9	458.7	537.5
Non-current assets
Property, plant and equipment	13	30.6	34.6	32.4
Right-of-use assets	14	44.8	51.1	48.0
Intangible assets	13	136.2	115.0	122.0
Deferred tax asset	8	140.1	156.2	141.7
Other financial assets	18	4.3	8.5	8.0
Capitalised contract costs	12	2.4	2.6	2.4
Prepaid expenses		0.2	0.5	0.4
Goodwill		2,300.7	1,966.6	2,003.6
		2,659.3	2,335.1	2,358.5

TOTAL ASSETS		3,105.2	2,793.8	2,896.0
SHAREHOLDERS’ EQUITY AND LIABILITIES
Current liabilities
Trade and other payables		84.4	61.5	79.8
Lease liability	14	6.7	7.1	7.0
Provisions	15	27.8	21.7	26.4
Income tax liability		1.1	17.4	11.8
Deferred revenues	16	481.1	470.8	468.6
Term loan	17	238.7	41.9	41.0
		839.8	620.4	634.6
Non-current liabilities
Lease liability	14	38.9	51.4	45.5
Provisions	15	0.9	0.3	1.4
Deferred revenues	16	36.3	37.0	35.0
Term loan	17	703.5	778.1	744.9
Other non-current liabilities		-	0.7	-
Deferred tax liability	8	9.1	0.3	0.3
		788.7	867.8	827.1
Shareholders’ equity
Share capital		140.3	139.0	139.8
Share premium, statutory and other reserves		439.6	394.6	416.9
Translation differences		1.1	4.0	2.1
Retained earnings		895.7	768.0	875.5
Equity attributable to equity holders of the parent		1,476.7	1,305.6	1,434.3
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		3,105.2	2,793.8	2,896.0

As described in Note 8, the deferred tax assets and liabilities at 30 June 2021 have been restated to offset deferred tax liabilities of $19.9m at 30 June 2021 against deferred tax assets.

The accompanying notes form an integral part of these financial statements.

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CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX-MONTHS ENDED 30 JUNE 2022

($’M)

	Share capital	Share premium	Other reserves	Translation differences	Retained earnings	Total equity
At 31 December 2020 (Audited)	138.6	87.6	287.2	3.2	678.7	1,195.3
Result of the six-months	-	-	-	-	205.8	205.8
Other comprehensive income	-	-	-	0.8	(0.6)	0.2
Comprehensive income for the period	-	-	-	0.8	205.2	206.0
Other movements	-	-	-	-	(0.4)	(0.4)
Share-based payments	-	-	16.2	-	-	16.2
Exercise of options	0.4	3.6	-	-	(0.2)	3.8
Cash dividend	-	-	-	-	(115.3)	(115.3)
At 30 June 2021 (Unaudited)	139.0	91.2	303.4	4.0	768.0	1,305.6
Result of the six-months	-	-	-	-	142.6	142.6
Other comprehensive income	-	-	-	(1.9)	0.1	(1.8)
Comprehensive income for the period	-	-	-	(1.9)	142.7	140.8
Other movements	-	-	-	-	-	-
Share-based payments	-	-	29.8	-	-	29.8
Share-based payments tax	-	-	-	-	0.9	0.9
Transfer of share-based payments to retained earnings	-	-	(14.1)	-	14.1	-
Exercise of options	0.8	6.6	-	-	(0.5)	6.9
Cash dividend	-	-	-	-	(49.7)	(49.7)
At 31 December 2021 (Audited)	139.8	97.8	319.1	2.1	875.5	1,434.3
Result of the six-months	-	-	-	-	141.0	141.0
Other comprehensive income	-	-	-	(1.0)	(2.8)	(3.8)
Comprehensive income for the period	-	-	-	(1.0)	138.2	137.2
Other movements	-	-	-	-	(0.5)	(0.5)
Share-based payments	-	-	18.9	-	-	18.9
Share-based payments tax	-	-	-	-	(0.7)	(0.7)
Exercise of options	0.5	3.8	-	-	(0.3)	4.0
Cash dividend	-	-	-	-	(116.5)	(116.5)
At 30 June 2022 (Unaudited)	140.3	101.6	338.0	1.1	895.7	1,476.7

The accompanying notes form an integral part of these financial statements.

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CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX-MONTHS ENDED 30 JUNE 2022
($’M)

		Six-months ended	Six-months ended
	Note	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)
Cash flows from operating activities
Profit for the financial period		141.0	205.8
Non-cash adjustments to reconcile profit to net cash flows:
Income tax	8	32.9	63.5
Depreciation	6	8.8	10.1
Amortisation	6	15.5	12.8
Impairment		-	1.4
Gain on disposal of a business operation	10	-	(34.2)
Movement of provisions and allowances	15	0.6	(6.8)
Interest income	7	(0.3)	(0.1)
Interest expense, changes of fair values of derivatives and other non-cash financial expense	7	15.3	13.8
Shares granted to employees	4	20.8	16.2
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies		16.4	(2.5)
Unrealized foreign exchange gains and losses and other non-cash transactions		(33.4)	(12.9)

Working capital adjustments:
Decrease in trade and other receivables and inventories		5.4	11.4
Increase/(decrease) in trade and other payables		(2.1)	1.8
Increase in deferred revenues		13.4	11.4
Income tax paid		(43.7)	(28.6)
Net cash flows from operating activities		190.6	263.1

Cash flows from investing activities
Acquisition of property and equipment		(2.8)	(1.6)
Acquisition of intangible assets		(0.8)	(1.6)
Investment in a subsidiary, net of cash acquired	9	(318.7)	-
Settlement of contingent consideration		-	(0.7)
Proceeds from sale of a business operation, net of cash disposed	10	5.0	48.4
Interest received	7	0.3	0.1
Net cash used in investing activities		(317.0)	44.6

Cash flows from financing activities
Dividend paid	19	(116.5)	(115.3)
Exercise of options		4.0	3.8
Repayments of borrowings	17	(20.2)	(10.6)
Proceeds from borrowings	17	200.0	6.6
Transaction costs related to borrowings	17	(2.7)	(2.7)
Interest paid	17	(9.0)	(5.6)
Lease payments interest	14	(0.7)	(1.0)
Lease payments principal	14	(3.1)	(3.2)
Net cash flows from financing activities		51.8	(128.0)

Net increase/(decrease) in cash and cash equivalents		(74.6)	179.7
Effect of exchange rate changes on cash and cash equivalents held in foreign currencies		(16.4)	2.5
Cash and cash equivalents at beginning of period		429.0	175.4
Cash and cash equivalents at end of period		338.0	357.6

As described in the Note 17, the presentation of the term loan has been adjusted within the cash flow from financing activities for the six-months ended 30 June 2021. In addition, $6.3m was reclassified from ‘Unrealized foreign exchange gains and losses and other non-cash transactions’ in operating activities to ‘Proceeds from sale of a business operation, net of cash disposed’ in investing activities for the six-months period ended 30 June 2021 relating to cash disposed as part of sale of business.

The accompanying notes form an integral part of these financial statements.

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1.	General information

Avast plc, together with its subsidiaries (collectively, ‘Avast’, ‘the Group’ or ‘the Company’), is a leading global cybersecurity provider. Avast plc is domiciled in the United Kingdom and its registered address is 110 High Holborn, London WC1V 6JS. Avast plc’s registered number is 07118170.

The Interim Condensed Financial Statements were approved for issue by the Board of Directors on 8 August 2022 and have been reviewed but not audited.

These Interim Condensed Financial Statements do not comprise statutory accounts within the meaning of Section 434 of the Companies Act 2006.

The financial information in respect of the financial year ended 31 December 2021 has been extracted from the audited financial statements for that financial year that have been delivered to the registrar and on which the auditors gave an unqualified audit opinion which did not include an emphasis of matter reference or a statement under sections 498(2) or (3) of Companies Act 2006.

2.	Basis of preparation and changes to the accounting policies

2.1	Basis of preparation

The Interim Condensed Financial Statements for the six-months ended 30 June 2022 have been prepared in accordance with UK-adopted IAS 34 Interim Financial Reporting and the Disclosure and Transparency Rules of the Financial Conduct Authority. The Interim Condensed Financial Statements should be read in conjunction with the Annual Report and Consolidated financial statements for the year ended 31 December 2021, which have been prepared in accordance with UK-adopted International Accounting Standards (UK-adopted IFRS).

The Group uses the direct method of consolidation, under which the Interim Condensed Financial Statements are translated directly into the presentation currency of the Group, the US Dollar (‘USD’). The consolidation of a subsidiary begins when the Group obtains control over the subsidiary and continues to be consolidated until the date when such control ceases. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated in full on consolidation.

Going Concern

On 10 August 2021, the Boards of NortonLifeLock, Inc. (“Norton”) and the Company reached agreement on the terms of a recommended merger of the Company with Norton, in the form of a recommended offer by Nitro Bidco Limited, a wholly owned subsidiary of Norton, for the entire issued and to be issued ordinary share capital of the Company (the “Merger”).The directors have considered that the proposed Merger represents the most significant event impacting the company in the period to 31 December 2023 (‘the going concern period’). In forming their view on the going concern of the Group, the Directors have considered two scenarios, being where the proposed Merger does not proceed and the Group continues to operate as in prior years (‘Standalone Scenario’) and the scenario where the proposed Merger proceeds as expected (‘Combined Company Scenario’).

Standalone Scenario

The directors have reviewed management’s detailed going concern review including cash flow forecasts and consider that the Group has adequate resources to continue business during the going concern period. In preparing these forecasts, the directors have considered the impact of recent acquisitions, customer churn and the macro-economic environment including the impact of inflation.

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Group’s financial covenants

The Group’s Term Loan Credit Agreement includes a single financial covenant that is triggered at any time when $35 million or more is outstanding under the revolving credit agreement for a period ending on June 30 or December 31. The Group must maintain, on a consolidated basis, a leverage ratio (set as a ratio of Consolidated First Lien Net Debt to Consolidated EBITDA) less than 6.5x when $35m or more is outstanding. This covenant is tested quarterly at such time as it is in effect. The Total Net First Lien Leverage Ratio remains materially lower than 6.5x during the period under review. The ratio was 1.2x at 30 June 2022 and there is no reason to believe that the Group would have any material risk against the ceiling of 6.5x. As of 30 June 2022, $40 million committed was undrawn under the revolving credit facility.

Reverse stress testing

To make the going concern assessment, the Directors have reviewed the latest budget and forecast through 31 December 2023, including the projected cash flows, covenant requirements and other relevant information. The cash flow projections have been subject to reverse stress testing, which assessed the potential impact of an extreme scenario in which the billings from Desktop part of Consumer Direct segment would decline without any mitigating action taken by management. The Group would run out of available cash only if Consumer Direct desktop billings declined more than 50% YoY in the period through 31 December 2023 without any mitigating action by management.

Our business remains resilient because:

-	Cash collection is strong and bad debt risk is limited as clients typically pay for services up front

-	At the end of H1 2022 the Group has $378m of available liquidity including $40m available revolving credit facility not drawn, therefore the Group has sufficient funds to allow it to operate even in the event of pessimistic scenarios

-	Flexible cost base – the majority of the Group’s costs are discretionary in nature (personnel costs, marketing & paid search costs and sales commissions account for 75% of total costs)

-	Our deferred revenue balance is stable (IFRS deferred revenue at $517m at HY 2022, up +2.7% vs YE 2021, of which $481m to unwind into revenue in next 12 months, Adjusted deferred revenue balance at $546m) supporting attractive future revenue growth and good future revenue visibility

The Directors continue to carefully monitor the impact of the military conflict in Ukraine, impact of macroeconomic climate including inflation and increasing interest rates and Covid-19 pandemic on the operations of the Group and have a range of possible mitigation actions, which could be implemented in the event of a downturn of the business.

Combined Company Scenario

The directors have specifically considered the impact of the proposed Merger on their going concern conclusion. The directors were engaged with Norton through the process of recommending the proposed Merger and agree there is a sound strategic rationale for the merger to proceed. In assessing whether the Group will continue to be a going concern in this scenario, the directors have specifically considered the following key factors:

-	The proposed Merger is expected to be complementary to both parties, with Avast benefitting from Norton’s scale, strength in identity and broad-based adoption of its Norton 360 platform. In addition, the directors noted that the Combined Company expects to have a dual Headquarters with one in Prague, Czech Republic.

-	The Quantified Financial Benefits Statement and opinions received from various advisors during the merger and have an expectation for the merger to be accretive to standalone Avast’s planned performance.

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-	With the exception of the $200m short term loan maturing March 2023, Avast’s debt facilities do not have a change of control clause which would be triggered in the event of the proposed Merger completing.

-	The proposed Merger is expected to be primarily debt financed, with the Combined Company having over $8 billion of debt, disclosed publicly and secured with lenders. The directors are satisfied that the majority of this debt is long term with most repayments due in 2027 and subsequent years. The directors also note that as at 31 December 2021 Norton had a cash balance of $1.8 billion and there is a $1.5 billion undrawn revolving credit facility (‘RCF’) available to the Combined Company in the event of a liquidity shortfall. As at 2 April 2022, Norton had a cash balance of $1.9 billion.

-	The covenant identified in relation to the Term Loans. The directors and management have made reasonable inquiries of Norton to understand whether there are risks in relation to available covenant headroom. The directors have reviewed public filings made by Norton including results for the quarter ended 2 April 2022 and are satisfied that the covenant risk is sufficiently low.

-	The directors have considered the risk of a delay in synergies materialising and noted these to not impact their conclusion of going concern.

On the basis of the above considerations in both Standalone and Combined Company scenarios, the Directors have a reasonable expectation that the Group will have adequate resources to continue in business for the period to 31 December 2023 and therefore continue to adopt the going concern basis in preparing the financial statements.

Impact of military conflict in Ukraine

Avast’s initial response to the invasion of Ukraine by Russia has been a necessarily humanitarian one focused on our employees based in both countries, and those from either countries but based currently elsewhere and who may or may have loved ones in their home market. A special Crisis Tiger team was created immediately after the invasion to ensure a rapid and unified response across the Company.

As of 10 March, Avast suspended activities in Russia and Belarus and bolstered offerings in Ukraine. Trading sanctions have been applied to two regions in Ukraine (Donetsk and Luhansk) and we have correspondingly withdrawn our business. We are monitoring for further restrictions on an ongoing basis as the situation remains very unstable.

The impact on the sustainability of the company’s operations is not material as total Billings in Russia represented only 1% of total Billings in 2021, while Belarus was negligible. We also do not expect any material negative impact arising from volatility of RUB due to our very limited operations in Russia. The special crisis team continues to monitor the situation to develop an immediate response in case of deterioration of the situation.

2.2	New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2021, except for the adoption of new standards effective as of 1 January 2022. There were no new standards issued since 1 January 2022 that would have impacted the consolidated financial statements. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Several amendments and interpretations apply for the first time in 2022, but do not have an impact on the interim condensed consolidated financial statements of the Group.

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Amendment to IFRS 3 Business Combinations

The amendments add an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately. The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine whether a present obligation exists at the acquisition date. No significant impact from the implementation of this standard is expected by the Group.

Proceeds before Intended Use - Amendment to IAS 16 Property, Plant and Equipment

The amendment prohibits entities from deducting from the cost of an item of property, plant and equipment (PP&E), any proceeds of the sale of items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Instead, an entity recognises the proceeds from selling such items, and the costs of producing those items, in profit or loss. No significant impact from the implementation of this standard is expected by the Group.

Onerous Contracts - Costs of Fulfilling a Contract - Amendments to IAS 37

The amendments apply a ‘directly related cost approach’. The costs that relate directly to a contract to provide goods or services include both incremental costs (e.g., the costs of direct labour and materials) and an allocation of costs directly related to contract activities (e.g., depreciation of equipment used to fulfil the contract as well as costs of contract management and supervision). General and administrative costs do not relate directly to a contract and are excluded unless they are explicitly chargeable to the counterparty under the contract. The Group has reviewed the costs in the onerous contract provision and concluded that the costs relate mostly to the unavoidable costs of maintenance of data servers necessary to remain in operating condition due to an on-going regulatory investigation (Note 15).

3.	Segment information and other disclosures

For management reporting purposes, two operating segments of Consumer and Small and Medium-sized business (‘SMB’) have been identified based on the nature of the business and how the business is managed.

Billings is one of the important metrics used to evaluate and manage operating segments. Billings represent the full value of products and services being delivered under subscription and other agreements and include sales to new end customers plus renewals and additional sales to existing end customers. Under the subscription model, end customers pay the Group for the entire amount of the subscription in cash upfront upon initial delivery of the applicable products. The invoicing timing may slightly vary through the year with immaterial impact, as part of our usual renewal offers testing. Although the cash is paid up front, under IFRS, subscription revenue is deferred and recognised ratably over the life of the subscription agreement, whereas non-subscription revenue is typically recognised immediately.

The Group evaluates the performance of its segments based primarily on billings, revenue and operating profit. Billings is not defined or recognised under IFRS and considered as a non-IFRS financial measure used to evaluate current business performance.

Certain costs that are not directly applicable to the segments are identified as corporate overhead costs and represent general corporate costs that are applicable to the consolidated group. In addition, costs relating to share-based payments and exceptional items are not allocated to the segments since these costs are not directly applicable to the segments, and therefore not included in the evaluation of performance of the segments.

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The following tables present summarised information by segment:

Six-months ended 30 June 2022 (Unaudited) ($’m)	Consumer	SMB	Total
Billings	458.5	25.2	483.7
Deferral of revenue	(13.4)	-	(13.4)
Revenues	445.1	25.2	470.3
Deferred revenue haircut reversal	1.7	-	1.7
Segment revenue	446.8	25.2	472.0
Segment cost of revenues	(44.0)	(2.1)	(46.1)
Segment sales and marketing costs	(57.0)	(10.0)	(67.0)
Segment research and development costs	(15.4)	(1.9)	(17.3)
Segment general and administrative costs	(0.8)	(0.1)	(0.9)
Total segment operating profit	329.6	11.1	340.7
Corporate overhead			(90.9)
Depreciation and amortisation			(24.3)
Exceptional items			(29.3)
Deferred revenue haircut reversal			(1.7)
Share-based payments			(20.8)
Employer’s taxes on share-based payments			(1.1)
Consolidated operating profit			172.6

Six-months ended 30 June 2021 (Unaudited) ($’m)	Consumer	SMB	Total
Billings	456.3	26.4	482.7
Deferral of revenue	(10.9)	(0.5)	(11.4)
Segment revenue	445.4	25.9	471.3
Segment cost of revenues	(43.1)	(2.2)	(45.3)
Segment sales and marketing costs	(49.8)	(8.4)	(58.2)
Segment research and development costs	(21.1)	(1.6)	(22.7)
Segment general and administrative costs	(1.4)	(0.3)	(1.7)
Total segment operating profit	330.0	13.4	343.4
Corporate overhead			(73.2)
Depreciation and amortisation			(22.9)
Exceptional items			(4.0)
Share-based payments			(16.2)
Employer’s taxes on share-based payments			(0.4)
Consolidated operating profit			226.7

Corporate overhead costs primarily include the costs of the Group’s IT, HR, Finance and central marketing functions and legal and rent costs, which are not allocated to the individual segments.

The following table presents depreciation and amortisation by segment:

($’m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Consumer	11.2	12.1
SMB	-	0.1
Corporate overhead	13.1	10.7
Total depreciation and amortisation	24.3	22.9

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The following table presents further disaggregation of revenue:

($’m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Consumer Direct	407.1	401.6
Consumer Indirect	37.2	42.5
SMB	25.3	25.9
Consumer Other	0.7	1.3
Total	470.3	471.3

The following table presents revenue attributed to countries based on the location of the customer:

	Six-months ended 30 June 2022 (Unaudited)		Six-months ended 30 June 2021 (Unaudited)
	($’m)	(in %)	($’m)	(in %)
United States	171.6	36.5%	176.0	37.3%
United Kingdom	45.6	9.7%	44.7	9.5%
France	35.1	7.5%	36.8	7.8%
Germany	34.6	7.3%	33.4	7.1%
Other countries*	183.4	39.0%	180.4	38.3%
Total	470.3	100%	471.3	100%

*No individual country represented more than 5% of the respective totals.

Revenues from relationships with certain third parties exceeding 10% of the Group’s total revenues were as follows:

($’m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Revenues realised through online resellers:
Digital River	358.4	351.1

4.	Share-based payments

The total expense that mostly relates to the equity-settled share-based payment transactions during the period is as follows:

($ ‘m)	Six months ended 30 June 2022 (Unaudited)	Six months ended 30 June 2021 (Unaudited)
Avast Option Plan	-	0.1
Long Term Incentive Plan (“LTIP”)	20.3	16.2
Share Matching Plan (“SMP”)	0.5	(0.1)
Total share-based payment expense	20.8	16.2

The Group also recognised additional $1.0m (H1 2021: $0.4m) of employer’s costs related to the share-based payments exercise included in operating costs. Total costs related to share-based payments adjusted out of the adjusted operating profit amounted to $21.8m (H1 2021: $16.6m).

The share-based payment charge reflects new information received through change in estimation of the merger date from April 2022 to September 2022.

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The Group has made awards under its share-based payments plans with a weighted average share price (‘WASP’) on the grant date as follows:

($ ‘m)	Six-months ended 30 June 2022 Number (Unaudited)	Six-months ended 30 June 2022 WASP (£ pence) (Unaudited)	Six-months ended 30 June 2021 Number (Unaudited)	Six-months ended 30 June 2021 WASP (£ pence) (Unaudited)
RSU	278,906	612.0	5,897,350	521.1
PSU	-	-	965,053	483.4
Total	278,906	612.0	6,862,403	515.8

5.	Exceptional items

The following table presents the exceptional items by activities:

($’m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Exceptional items in operating profit	(29.3)	(4.0)
Net gain on disposal of business operation	-	34.2

Exceptional items in operating profit

During the six-months ended 30 June 2022, the Group incurred legal and professional costs of $3.6m in relation to the acquisition of SecureKey (see Note 9) and $13.0m of personnel, legal and consultancy costs related to the proposed Merger. Personnel costs related to the proposed Merger of $6.0m comprise primarily retention bonuses, which are accrued over the retention period. The remaining $12.6m of exceptional items relates to legal fees and the change in provisions related to regulatory investigation relating to Jumpshot (see Note 15). The tax benefit from these exceptional items amounted to $1.6m.

All exceptional items described above were included in operating cash flows, apart from $16.8m, which were not paid before the end of June 2022 and therefore included in liabilities and provisions. Out of exceptional costs included in liabilities and provisions at the end of FY 2021, $5.5m were paid during H1 2022.

During the six-months ended 30 June 2021, the Group incurred legal and professional costs of $3.2m in relation to the disposal of business operation (described further below and in the Note 10). These transaction costs are included in the cash flow from investing activities. In addition, the Group has also recorded exceptional non-cash impairment costs of $0.8m, which resulted from this disposal (see Note 14). The tax benefit from these exceptional items amounted to $1.0m.

Net gain on disposal of a business operation

On 16 April 2021, the Group sold a portfolio of mobile parental controls services including location features, content filtering and screen time management to Smith Micro Software Inc. (“Smith Micro”). The Group recognised a gain of $34.2m as an exceptional item for the period ended 30 June 2021. Subsequently, due to the remeasurement of the disposal proceeds, the Group recognized a gain of $47m for the period ended 31 December 2021 (Note 10). Proceeds from this transaction, net of cash sold, have been included in cash flows from investing activities. The tax impact of the net gain on disposal of a business operation was $13.7m for the period ended 30 June 2021 and $16.7m for the period ended 31 December 2021. Majority of the gain is taxable in the USA and will be offset against tax loss carryforward (Note 8), thus does not significantly impact income tax paid.

All exceptional items incurred during the six-months ended 30 June 2022 and 2021 relate to the Consumer segment.

13

6.	Depreciation and amortisation

Amortisation by function:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Cost of revenues	13.8	11.7
Total amortisation of acquisition intangible assets	13.8	11.7
Cost of revenues	0.4	0.2
Sales and marketing	0.3	0.2
Research and development	0.2	0.2
General and administration	0.8	0.5
Total amortisation of non-acquisition intangible assets	1.7	1.1
Total amortisation	15.5	12.8

Depreciation by function:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Cost of revenues	4.0	4.9
Research and development	0.2	0.1
General and administration*	4.6	5.1
Total depreciation	8.8	10.1

*$3.3 million (H1 2021: $3.5 million) is attributable to the depreciation of right-of-use assets (see Note 14)

Tangible and intangible assets are allocated to each department of the Group. The depreciation and amortisation of these assets is reported as part of operating costs and cost of revenues.

7.	Finance income and expenses

Interest income:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Interest on bank deposits	0.3	0.1
Total finance income	0.3	0.1

Interest expense:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Term loan interest expense	(14.6)	(13.3)
Lease interest expense	(0.7)	(1.0)
Total interest expense	(15.3)	(14.3)

14

Other finance income and expense (net):

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Changes of fair values of derivatives	-	0.4
Revolving loan - commitment fee and other fees	-	(0.2)
Foreign currency gains and losses, net	(10.0)	6.3
Unrealised foreign exchange gains and losses on borrowings, net	26.7	15.8
Other financial expense and income (net)	(0.4)	0.3
Total other finance income and expense (net)	16.3	22.6

8.	Income tax

In the Consolidated statement of financial position, the corporate income tax receivable of $4.1m ($0.3m as at 30 June 2021 and $1.9m as at 31 December 2021) is part of the caption tax receivables.

The major components of the income tax in the consolidated statement of comprehensive income are:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Current income tax	(30.2)	(45.1)
Deferred tax	(2.7)	(18.4)
Total income tax	(32.9)	(63.5)

Income tax expense is recognised based on the Group’s estimate of the weighted average annual effective income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognised in full in the interim period. The estimated average annual effective income tax rate used for the six-months ended 30 June 2022 is 19%, compared to 18% for the six-months ended 30 June 2021.

The reconciliation of income tax benefit applicable to accounting profit before income tax at the statutory income tax rate to income tax expenses at the Group’s effective income tax rate is as follows:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Profit before tax	173.9	269.3
Group effective income tax rate (20%* in 2022 and 2021)	(34.8)	(53.9)

Recurring adjustments
Non-deductible expenses	(3.9)	(1.0)
Share-based payments	(3.0)	(2.3)
FX effect on Intercompany loans	3.1	0.9

Non recurring adjustments
Current year deferred tax assets not recognised	(0.9)	(0.2)
Effect of changes in tax rates on deferred taxes	0.2	0.3
Taxable gain on Family Safety Mobile business disposal	-	(6.8)
Recognition of previously unrecognised deferred tax assets	3.7	5.5
Derecognition of deferred tax assets	-	(6.7)
Remaining impact of tax rate variance and other effects	2.7	0.7
Total income tax	(32.9)	(63.5)

*Estimated as a Group’s blended rate across the jurisdictions where the Group operates.

As of 30 June 2022, the Group recognised a deferred tax liability of $9.1m ($0.3m as of 30 June 2021 and $0.3m as of 31 December 2021) which relates mainly to taxable differences recognized during purchase price allocations in the current period.

As of 30 June 2022, the Group recognised a deferred tax asset of $140.1m ($156.2m as of 30 June 2021 and $141.7m as of 31 December 2021) of which the major part relates to deductible temporary differences in the Czech Republic in the amount of $92.7m as at 30 June 2022 ($102.6m as at 30 June 2021, $96.3m as at 31 December 2021) and carry forward of unused tax losses and other temporary differences in the United States in the amount of $37.4m as at 30 June 2022 ($44.8m as at 30 June 2021, $35.8m as at 31 December 2021).

Following the transactions of IP transfer in 2018, the major part of deductible temporary differences in the Czech Republic relates to the transfer of the former Dutch AVG business from Avast BV to Avast Software s.r.o. The temporary difference is amortised and deducted from the tax base of Avast Software s.r.o. registered in the Czech Republic linearly over 15 years.

In the 2021 consolidated financial statements, the Group changed the presentation in the Consolidated Statement of Financial Position of the deferred tax liability related to Group purchase price allocations in the amount of $21.7m at 31 December to offset this amount against the recognised deferred tax assets. This balance relates principally to taxable entities in the Czech, UK and US jurisdictions for which significant deferred tax assets are recognised. As required by IAS12 ‘Income Taxes’, deferred tax liabilities are offset against deferred tax assets in the Consolidated Statement of Financial Position where there is a legally enforceable right to set off current tax assets and current tax liabilities, and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis or to realise the assets and settle the liabilities simultaneously in future periods. The comparative information for 30 June 2021 were adjusted accordingly to offset deferred tax liabilities in the amount of $19.9m against the recognised deferred tax assets. There is no impact on profit or earnings per share of this adjustment.

Based on expectations of future profitability, management expects to recover the deferred tax asset in the United States over an approximately 31-year period. Tax losses in the United States can be carried forward for an indefinite period of time.

The deferred tax asset related to carryforward of unused tax loss, tax credits and other temporary differences in the United States is recoverable based on the current business model and the group structure of Avast. The potential impacts of the proposed Merger on the recoverability of this deferred tax asset have not been analysed yet. It is uncertain if the tax loss carryforward can be utilised in full amount after the proposed Merger and (potential) changes in the group and tax structure.

The temporary differences associated with investments in the Group’s subsidiaries, for which a deferred tax liability has not been recognised in the period presented, aggregate to $21.5m as at 30 June 2022 ($59.5m as at 30 June 2021 and $56.5m as at 31 December 2021). The differences related to undistributed reserves of the US subsidiaries, which would be subject to withholding taxes if distributed. The Group has determined that the undistributed profits of its subsidiaries will not be distributed in the foreseeable future.

The (gross) deductible temporary differences for which a deferred tax asset has not been recognised in the period presented, aggregate to $278.2m as at 30 June 2022 ($209.1m as at 30 June 2021 and $201.8m as at 31 December 2021). The temporary differences mainly include tax loss carry forward of SecureKey and Jumpshot. The Group expects further losses of SecureKey that cannot be offset against future taxable profits in the foreseeable future.

9.	Business combinations

Acquisition of SecureKey Technologies Inc. (“SecureKey”)

On 24 March 2022, Avast Group announced that it would acquire SecureKey Technologies, a global provider of digital identity and authentication solutions headquartered in Canada. SecureKey’s next generation privacy-enhancing services are focused on simplifying access to online services while giving control back to consumers by ensuring the information they share with others is only ever with their explicit consent. SecureKey is highly complementary to Avast’s prior work in Identity and the reason for the acquisition was therefore to take Avast’s digital identity offer to the next level, accelerating innovation and working to establish a user-focused, global approach that aligns user, business, and government propositions.

The transaction closed on 1 April 2022 which is considered the acquisition date. The transaction represents a business combination with Avast Software B.V. being the acquirer. The fair value of the consideration at the acquisition date was determined by the Group to be $325.9 million for 100% ownership. The consideration given was paid in cash.

The fair value of assets acquired and liabilities incurred on the acquisition date was determined on a provisional basis. This will be finalised within the 12 month measurement period for the annual accounts when full information necessary to determine, amongst other things, the valuation of the intangible assets, related deferred tax and allocation of goodwill (including foreign currency denomination) has been received.

($’m)	Fair value recognised on 1 April 2022
Current assets
Cash and cash equivalents	7.2
Trade and other receivables	6.0
Prepaid expenses	0.6
Tax receivables	0.2
14.0
Non-current assets
Property, plant & equipment	1.3
Right-of-use assets	0.6
Intangible assets	30.0
Prepaid expenses	0.1
32.0
TOTAL ASSETS	46.0
Current liabilities
Trade and other payables	6.7
Lease liability	0.2
Provisions	0.1
7.0
Non-current liabilities
Lease liability	0.6
Deferred tax liability	8.0
8.6
TOTAL LIABILITIES	15.6
Net assets acquired	30.4
Consideration paid	325.9
Goodwill	295.5

The business combination resulted in the recognition of goodwill of $295.5m, which is allocated to the Consumer CGU and is tested for impairment at least annually. The goodwill comprises the workforce and the value of expected synergies arising from the acquisition. The carrying value of goodwill is not expected to be tax deductible.

Reconciliation of the goodwill at the beginning and end of the reporting period is presented below:

($’m)	Goodwill
At 1 January 2022	2,003.6
Business combination - Acquisition of SecureKey	295.5
Other	1.6
At 30 June 2022	2,300.7

Determination of the fair value of acquired assets and liabilities comprised of:

•	Current assets – the fair value of all current assets of the acquiree has been determined to correspond to their carrying values;

•	Intangible assets – the business combination resulted in the recognition of intangible assets. The fair value of each of the assets was determined by an independent external valuer using cash flows, margins and discount rates inherent to each asset. See Note 13 for further details;

•	Deferred revenues – due to negligible incremental costs resulting from the obligation to provide support and maintenance services in the future, the fair value of deferred revenues was revalued to zero;

•	Trade payables – there was no significant difference between the carrying and fair value of the other liabilities as of the acquisition date;

•	A deferred tax liability of $8.0m was recognised in respect of the above intangible assets.

Analysis of cash flow on acquisition:

($’m)
Cash consideration	(325.9)
Net cash acquired with the business (included in cash flow from investing activities)	7.2
Net cash flow on acquisition	(318.7)

The Group incurred acquisition-related transaction costs of $3.6m which were recorded as General and administrative expenses in the Consolidated Statement of Profit and Loss and treated as exceptional items.

From the date of acquisition, SecureKey has contributed $4.3m of revenue and a loss of $3.8m to the net profit of the Group. If the business combination had occurred at the beginning of the reporting period (1 January 2022), the revenues of the Group would have been $474.3m and the contribution of SecureKey would have been $8.3m. The profit of the Group would have been $135.0m and the contribution of SecureKey would have been a loss of $9.8m.

10.	Disposal of a business operation

There were no disposals of business operation in 2022.

Disposal of Family Safety mobile business

On 8 March 2021, Avast Group announced that it would sell a portfolio of mobile parental controls services including location features, content filtering and screen time management to Smith Micro Software Inc. (“Smith Micro”). The transaction consisted of the sale of 100% of the shares of in Location Labs, owned by AVG Technologies USA, LLC, containing patents and part of contractual relationships, sale of intellectual property (“IP”) owned by Avast Software s.r.o. and sale of other assets of Avast Software Inc, Avast Slovakia, s.r.o., and Privax d.o.o.

The transaction closed on 16 April 2021 which is considered the disposal date.

The total selling price for the transactions was $85.8m and comprised the following components:

•	Cash of $57.9m was received on the disposal date;

•	Escrow amount of $5m was withheld in escrow for a 12-month period to satisfy any potential indemnity claims against the Group under the applicable share and asset purchase agreement entered into between the parties. As of 30 June 2022, this amount was received;

•	Receivable of $0.5m. As of 31 December 2021, this amount was received;

•	1.5m shares of common stock of Smith Micro with the fair value of $8.4m on the disposal date;

•	Earn-out of $1.2m was estimated at the time of disposal as it was assessed there was a low probability the conditions would be met. Conditions related to the renewal of customer’s agreement which however was secured under the new ownership of Location Lab subsequent to the disposal. As of 31 December 2021, Avast received $14.0m as the earn-out conditions were met.

The carrying amounts of assets and liabilities as of the date of sale were as follows:

($’m)	16 April 2021
Cash and cash equivalents	6.3
Trade and other receivables	6.2
Prepaid expenses	0.5
Current assets	13.0
Property, plant & equipment	0.9
Intangible assets	0.2
Non-current assets	1.1
Total assets	14.1

Trade and other payables	1.0
Deferred revenues	0.2
Other current liabilities	0.1
Total current liabilities	1.3
Net assets	12.8

Since the sold business concerns part of Consumer cash-generating unit (CGU), the amount of goodwill derecognised was determined on the basis of the relative value of the part divested compared to the value of Consumer CGU after the disposal. When determining the value in use of Consumer CGU, the Group used a discounted cash flow model taking into consideration the latest forecast approved by the management. The Group has determined that the appropriate amount of goodwill disposed of is $24.7m which was part of the Consumer CGU.

The resulting gain on disposal of a business operation is shown in the table below:

($’m)	16 April 2021
Total disposal consideration	85.8
Carrying amount of net assets sold	(12.8)
Gain on disposal of a business operation	73.0

Other adjustments:
Goodwill write-off	(24.7)
Intangible assets write-off (Note 13)	(1.3)
Net gain on disposal of a business operation	47.0

Analysis of cash flows on disposal:

($’m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)	Year-ended 31 December 2021 (Audited)
Cash received	5.0	57.9	57.9
Net cash sold of the business (included in cash flow from investing activities)	-	(6.3)	(6.3)
Transaction costs paid	-	(3.2)	(3.2)
Earn-out received	-	-	14.0
Net cash flow on disposal for the period ended	5.0	48.4	62.4

Transaction costs of $3.2m have been expensed and are included in general and administrative expenses in the Consolidated Statement of Profit and Loss and are part of investing cash flows in the Consolidated Statement of Cash Flows. These costs have been treated as exceptional.

11.	Earnings per share

Basic earnings per share amounts are calculated by dividing the net profit for the period attributable to equity holders of the Group by the weighted average number of shares of ordinary shares outstanding during the year.

Diluted earnings per share is calculated by dividing the profit for the period attributable to equity holders of the Group by the weighted average number of ordinary shares outstanding during the period plus weighted average number of shares that would be issued if all dilutive potential ordinary shares were converted into ordinary shares.

Adjusted EPS is calculated by dividing the adjusted net profit for the period attributable to equity holders by the weighted average number of ordinary shares outstanding during the period.

The following reflects the income and share data used in calculating EPS:

	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Net profit attributable to equity holders ($ ‘m)	141.0	205.8
Basic weighted average number of shares	1,040,266,207	1,029,369,137

Effect of stock options and restricted stock units	7,373,632	10,860,023
Total number of shares used in computing dilutive earnings per share	1,047,639,839	1,040,229,160
Basic earnings per share ($/share)	0.14	0.20
Diluted earnings per share ($/share)	0.13	0.20

Adjusted earnings per share measures:

	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Net profit attributable to equity holders ($ ‘m)	141.0	205.8
Deferred revenue haircut reversal	1.7	-
Share-based payments (including employer’s costs)	21.8	16.6
Exceptional items	29.3	4.0
Amortisation of acquisition intangible assets	13.8	11.7
Net gain on disposal of business operation	-	(34.2)
Unrealised FX gain/loss on EUR tranche of bank loan	(26.7)	(15.8)
Tax impact of IP transfer	3.1	3.1
Tax impact from foreign exchange difference on intercompany loans	(3.1)	(0.9)
Tax impact on disposal of business operation	-	12.7
Tax impact on adjusted items	(3.0)	2.6
Adjusted net profit attributable to equity holders ($ ‘m)	178.0	205.8
Basic weighted average number of shares	1,040,266,207	1,029,369,137
Diluted weighted average number of shares	1,047,639,838	1,040,229,160
Adjusted Basic earnings per share ($/share)	0.17	0.20
Adjusted Diluted earnings per share ($/share)	0.17	0.20

Management regards the above adjustments necessary to give a fair picture of the adjusted results of the Group for the period.

12.	Capitalised contract costs

($’m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
Capitalised contract costs at 1 January	36.6	37.8	37.8
Additions	30.8	32.5	65.6
Sales commissions and fees	29.6	30.5	61.7
Licence fees	1.2	2.0	3.9
Amortisation	(32.3)	(33.6)	(66.8)
Sales commissions and fees	(30.5)	(31.2)	(62.2)
Licence fees	(1.8)	(2.4)	(4.6)
Capitalised contract costs at end of period	35.1	36.7	36.6
Total current	32.7	34.1	34.2
Total non-current	2.4	2.6	2.4

Capitalised contract costs include commissions, fees and third-party licence costs related to the subscription software licences that are amortised on a straight-line basis over the licence period, consistent with the pattern of recognition of the associated revenue. Capitalised contract costs are reviewed for impairment annually. All costs are expected to be recovered.

13.	Non-current assets

Intangible assets

As part of the SecureKey business combination (see Note 9), the Group recognized significant intangible assets as of the acquisition date of 1 April 2022. These assets consist of core technology of $26.3m which represents the main code or algorithm of the identification technology in use and application technology of $3.7m which is built on top of the core technology. The fair value of the technology was determined by an independent external valuer. The useful economic life of core and application technology were determined to be 7 and 5 years, respectively.

The amortisation expense of total intangible assets was $15.5m and $12.8m for the six-months ended 30 June 2022 and 2021, respectively.

The Group has tested the goodwill, trademarks, domains and intangibles with an indefinite useful life for impairment as at 31 December 2021. As at 30 June 2022, the Group had not identified any indicators of impairment. The key assumptions used to determine the recoverable amount were disclosed in the annual consolidated financial statements for the period ended 31 December 2021.

Property, plant and equipment

As part of the SecureKey business combination (see Note 9), the Group recognized tangible assets of $1.3m as of the acquisition date of 1 April 2022. The fair value was determined to correspond to the book value.

The depreciation expense of total property, plant and equipment was $5.5m and $6.6m for the six-months ended 30 June 2022 and 2021, respectively.

In relation to the sale of the business operation in 2021, the Group sold $0.9m of property, plant and equipment, $0.2m of other intangible assets and wrote off $1.3m of trademark (Note 10).

14.	Leases

Right-of-use assets

Set out below are the carrying amounts of the Group’s right-of-use assets and the movements during the period. The Group has lease contracts related primarily to office buildings.

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
At 1 January	48.0	56.4	56.4
Additions	-	-	0.2
Business combinations (Note 9)	0.6	-	-
Remeasurements	-	(0.7)	(0.8)
Impairment	-	(0.8)	(0.8)
Disposals	(0.5)	(0.3)	(0.3)
Depreciation of right-of-use assets	(3.3)	(3.5)	(6.7)
At end of period	44.8	51.1	48.0

During the period ended 30 June 2021, the Group recognised an impairment of $0.8m for the unused office space as a result of disposal of business operation. The impairment charge was included in the exceptional items.

Lease liabilities

Lease liabilities are presented in the statement of financial position as follows:

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
At 1 January	52.5	64.5	64.5
Additions	-	-	0.2
Business combinations (Note 9)	0.8	-	-
Remeasurements	-	(0.9)	(1.0)
Terminations	(0.5)	(0.3)	(0.3)
Lease interest expense	0.7	1.0	1.8
Payments of lease liabilities	(3.8)	(4.2)	(8.6)
Foreign currency exchange difference	(4.1)	(1.6)	(4.1)
At end of period	45.6	58.5	52.5

Total current	6.7	7.1	7.0
Total non-current	38.9	51.4	45.5

The lease term will be reassessed after the proposed Merger, once completed.

15.	Provisions and contingent liabilities

The movements in the provision accounts were as follows:

($ ‘m)	Accrued vacation provision	Provision for restructuring	Onerous contract provision	Other	Total
As at 31 December 2020	0.8	7.8	0.5	19.2	28.3
Additions	3.8	1.8	-	5.0	10.7
Utilisation	(0.8)	(7.5)	-	(1.6)	(9.9)
Release	-	-	-	(7.0)	(7.0)
As at 30 June 2021	3.8	2.2	0.5	15.5	22.0
Additions	0.9	2.9	2.4	9.9	16.1
Utilisation	(3.8)	(0.2)	(0.1)	(1.4)	(5.5)
Release	-	-	-	(4.8)	(4.8)
As at 31 December 2021	0.9	4.9	2.8	19.2	27.8
Additions	2.1	0.4	-	10.5	13.0
Utilisation	(0.9)	(4.1)	(0.6)	(6.5)	(12.1)
As at 30 June 2022	2.1	1.2	2.2	23.2	28.7
Total current	2.1	1.2	1.5	22.9	27.8
Total non-current	-	-	0.7	0.3	0.9

Onerous contract provision relates to the unavoidable costs of maintenance of data servers necessary to remain in operating condition due to an on-going regulatory investigation.

As disclosed in the prior year, as part of the process to effect an orderly wind-down of Jumpshot, Avast has been in communication with relevant regulators and authorities in respect of complaints and proceedings relating to certain data protection matters. Avast continues to believe that it has acted appropriately and in compliance with all laws and has not admitted any liability. However, in an effort to close matters, discussions have commenced regarding possible settlement in some of the matters. Consequently, a provision of $19.2m (31 December 2021, $10.2m) in respect of both regulatory fines received to date (which are under appeal) and ongoing settlement discussions regarding such matters has been recognised. There has been no cash outflow to date in connection with any potential fine or settlement and the timing of any potential cash outflow is not known, but could be within the next year.

Whilst this represents management’s current best estimate of the outflow required to settle the cases, there remains the potential for additional outflows that are not currently provided. Depending on the nature of settlement discussions, the timing of any outflow could take significantly longer than a year. In estimating the likely timing and outflow required to settle the cases, management has considered both other previously settled cases in the public domain, as well as the advice of its external legal team. Avast continues to cooperate fully in respect of all regulatory enquiries.

The release of certain provisions in 2021 related mainly to a provision for an alleged patent infringement claim, which has been dismissed with no costs resulting from it.

16.	Deferred revenues

The Group sells consumer and corporate antivirus products for periods of 12, 24 or 36 months with payment received at the beginning of the license term. Revenues are recognised rateably over the subscription period covered by the agreement.

The movements in the deferred revenue were as follows:

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
At 1 January	503.6	496.5	496.5
Additions – billings	483.7	482.7	948.4
Deductions – revenue	(470.3)	(471.3)	(941.1)
Disposal of business operation	-	(0.2)	(0.2)
Translation adjustments	0.4	0.1	-
At end of period	517.4	507.8	503.6

Current	481.1	470.8	468.3
Non-current	36.3	37.0	35.0
Total	517.4	507.8	503.6

17.	Term loan

Term loan balance is as follows:

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
Current term loan	238.7	41.9	41.0
Long-term term loan	703.5	778.1	744.9
Total term loans	942.2	820.0	785.9

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
2021 USD tranche principal	450.0	474.0	462.0
2021 EUR tranche principal	292.1	352.2	327.0
2022 Dollar Term Loan principal	200.0	-	-
Total term loans	942.1	826.2	789.0

On 23 March 2022, the Group borrowed a new USD term loan of USD 200m (“2022 Dollar Term Loan”) under the existing Credit Agreement to finance the acquisition of SecureKey (see Note 9). The loan matures on the earlier of 22 March 2023, or 30 days after completion of the proposed Merger. The carrying amount of the term loan is net of the total arrangement costs of $2.7m which are being amortised to profit and loss over the period to the potential date of completion of the Merger using the effective interest rate method. Although the term loan falls under the existing Credit Agreement, it has different terms and conditions to the USD/EUR tranche negotiated in 2021 and is therefore accounted for as a separate loan.

Based on the favourable leverage ratio result, the Group applied the margin step-down by 25 bps for USD and EUR tranche from the period starting 1 January 2022. The Group therefore applied judgement that the repricing of the margin on the loan to market terms, which is allowed for in the terms of the loan, was a change in contractual variable payments to be accounted for by altering prospectively the effective interest rate consistent with the requirements for IFRS 9.5.4.5 for floating rate loans.

The following terms apply to the bank loans outstanding at 30 June 2022:

Facility	Interest	Margin	Floor	Principal ($ ‘m)
2021 USD Tranche	3-month USD LIBOR	1.75% p.a.	0.00% p.a.	450.0
2021 EUR Tranche	3-month EURIBOR	1.75% p.a.	0.00% p.a.	292.1
2022 Dollar Term loan	3-month SOFR	1.50% p.a. (April-Jun) 1.75% p.a. (July-Sep)	0.00% p.a.	200.0

The USD and EUR Tranches are repayable in full at the end of the 84-month term on 22 March 2028. The Group does not intend to repay the term loan drawn in 2021 prematurely, however, the Group has made an assumption that the loan will be repaid at the time of potential Merger. The repayment is therefore reflected in the effective interest rate calculation resulting in the acceleration of arrangement fees through a potential date for completion of the proposed Merger.

The term loan is subject to quarterly amortisation payments of 1.25% of the original principal amount, USD 6.0m and EUR 3.8m per quarter. The margin payable on both facilities (USD and EUR Tranche) is dependent upon the ratio of the Group’s net debt to adjusted EBITDA as defined in the facility agreement.

The Credit Agreement requires the following mandatory repayments (so called Excess Cash Flow payment) in addition to the quarterly amortisation payments: Commencing with the fiscal year of the Company ending December 31, 2022, 50% of Excess Cash Flow (as defined and subject to certain reductions and to the extent where Excess cash flow payment exceed $75m and 15% of Four Quarter Consolidated EBITDA), with a reduction to 25% and elimination based upon achievement of First Lien Net Leverage Ratios not exceeding 3.5x and 3.0x, respectively.

Term loan balance reconciliation

The table below reconciles the movements of the balance of the term loan with the information on above and the statement of cash flows.

($ ‘m)	30 June 2022 (Unaudited)	30 June 2021 (Unaudited)	31 December 2021 (Audited)
Term loan balance at beginning of period	785.9	834.0	834.0
Additional loan drawn (gross of fees)	200.0	-	-
Net loan refinancing*	-	6.6	6.6
Drawing fees	(2.7)	(2.7)	(2.7)
Interest expense	14.7	13.3	25.0
Interest paid	(8.8)	(5.6)	(14.3)
Loan repayment	(20.2)	(10.6)	(31.3)
Unrealised foreign exchange gain	(26.7)	(15.8)	(32.2)
Other	-	0.8	0.8
Total	942.2	820.0	785.9

*Net loan refinancing consists of repayment of old loan of $(827.6)m, new loan drawn of $843.6m and portion of transaction costs related to borrowings deducted by bank of $(5.0)m and portion of cash interest deducted by bank of $(4.0)m.

The presentation of above items has changed since the issuance of prior year interim financial statements where separate lines were presented for the new loan drawn of $843.6m, loan repayments of $838.2m (being the sum of the old loan repayment of $827.6m and quarterly amortisation payments of $10.6m) and the bank fees were included within drawing fees of $7.7m. In addition, the statement of cash flows for the period ended 30 June 2021 has been restated to show the proceeds of $6.6m received on refinancing, interest paid of $5.6m, drawing fees of $2.7m and loan repayments of $10.6m. In the financial statements for the period ended 30 June 2021, the Group previously presented the proceeds from borrowings/repayments of $5.4m (which included net loan proceeds and quarterly loan repayments), drawing fees of $7.7m and interest paid of $10m (which included the bank fees/interest deducted on refinancing) in the cash flow statement.

Revolving facility

On 22 March 2021, the Group also obtained a revolving credit facility of $40.0m for operational purposes which has not been drawn as of the date of these consolidated financial statements. It is valid up to 22 March 2026. The Credit Agreement includes a financial covenant that is triggered if at any time $35.0m or more is outstanding under the revolving credit agreement at the last day of any four-quarter period ending on June 30 or December 31. If the revolving credit facility exceeds this threshold, then the Group must maintain, on a consolidated basis, a leverage ratio of less than 6.5x.

18.	Financial assets and liabilities

The carrying amount of other financial assets and liabilities held by the Group was as follows:

($ ‘m)	Type	30 June 2022	30 June 2021	31 December 2021
Financial assets
Financial assets at fair value through profit or loss
Escrow	Level 2	-	5.0	5.0
Earn-out	Level 3	-	1.2	-

Equity instruments at fair value through other comprehensive income
Quoted equity instruments	Level 1	3.5	7.7	7.1

Financial assets at amortised cost
Cash and cash equivalents	Level 2	338.0	357.6	429.0
Trade and other receivables	Level 2	58.3	48.2	53.4
Other financial assets	Level 2	1.0	1.1	1.6

Total financial assets		400.8	420.8	496.1

Total current		396.5	412.3	488.1
Total non-current		4.3	8.5	8.0

Financial liabilities
Financial liabilities at amortised cost
Trade and other payables		82.2	60.4	77.8
Lease liabilities (Note 14)		45.5	58.5	52.5
Term loan		942.2	820.0	785.9

Total financial liabilities		1,069.9	938.9	916.2
Total current		327.6	109.4	125.8
Total non-current		742.3	829.5	790.4

Net financial liabilities		669.1	518.1	420.1

The fair value of financial assets at amortised cost approximates their carrying value due to their short-term maturities.

19.	Ordinary dividends

On 13 July 2022, the Directors declared a conditional interim dividend of 4.8 cents per share payable in August 2022. The interim dividend is conditional on the proposed Merger not having become effective before 11 August 2022. The conditional interim dividend will be paid in US dollars on 12 August 2022 to shareholders on the register as of 22 July 2022. In accordance with IFRS, no provision for the interim dividend has been made in these financial statements.

The conditional interim dividend of $11.2 cents relating to the year ended 31 December 2021 was paid on 3 March 2022.

An analysis of dividends paid is set out below:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)	Year-ended 31 December 2021 (Audited)
Conditional interim 2021 dividend of $11.2 cents per share	116.5	-	-
Interim 2021 dividend paid of $4.8 cents (2020: $4.8 cents) per share	-	-	49.6
Final 2020 dividend paid of $11.2 cents (2019: $10.3 cents) per share	-	115.4	115.4
Total cash dividend paid	116.5	115.4	165.0

20.	Principal exchange rates

	Six-months ended 30 June 2022	Six-months ended 30 June 2021	Year-ended 31 December 2021
Translation of Czech crown into US dollar ($:CZK1.00)
Average	0.0446	0.0465	0.0462
Closing	0.0420	0.0466	0.0456

Translation of Sterling into US dollar ($:£1.00)
Average	1.3095	1.3859	1.3778
Closing	1.2103	1.3851	1.3478

Translation of Euro into US dollar ($:€1.00)
Average	1.1005	1.2089	1.1894
Closing	1.0386	1.1887	1.1325

21.	Related party disclosures

The compensation of key management personnel for the period is as follows:

($ ‘m)	Six-months ended 30 June 2022 (Unaudited)	Six-months ended 30 June 2021 (Unaudited)
Short term employee benefits (including salaries & termination benefits)	5.9	6.2
Share-based payments	3.8	3.2
Total	9.7	9.4

The amounts in the table above include, in addition to the compensation of key management personnel of the Group, the remuneration of employees of the Group that are considered related parties under IAS 24 Related parties disclosures.

Other Related parties

Nadační fond Abakus (‘Abakus Foundation’)

On 1 January 2021, Abakus Foundation merged as a successor company with Nadační fond AVAST (‘AVAST Foundation’). The legacy and the projects of AVAST Foundation in the Czech Republic continues through the Abakus Foundation, the Avast Founders’ foundation. The Abakus Foundation supports important societal topics such as end-of-life care, support for families with disabled children, and general educational improvement in the Czech Republic. The foundation is considered to be a related party as the spouses of Messrs. Kučera and Baudiš are members of the management board of the foundation.

During the six-months ended 30 June 2022 and 2021, Avast Software s.r.o. paid donations of CZK 15.3m (c.$0.7m) and CZK 20.4m (c.$1m) to the Abakus Foundation, respectively.

Stichting Avast (‘Avast Foundation’)

On 6 January 2021, Stichting Avast, known as Avast Foundation, was established in the Netherlands by Avast Holding. The Avast Foundation supports a new range of programs that are aligned with Avast’s core mission of protecting people in the digital world. The Foundation is considered a related party as some of the key management personnel of Avast are members of the Foundation’s Board.

During the six-months ended 30 June 2022 and 2021, Avast Software s.r.o paid donations of $1.8m and $1.0m to the Avast Foundation, respectively.

Enterprise Office Center

On 15 November 2016, Enterprise Office Center (owned by Erste Group Immorent) where Avast Software s.r.o. resides was sold by a third party to a group of investors including co-founders of the Group, Eduard Kučera and Pavel Baudiš for $119.5m (ca. €110m). The annual rent is €3.2m ($3.3m) [HY 2022: €1.6m ($1.6m)]. The term of lease ends in August 2024 and offers two options to extend for another 24 months under the same conditions.

22.	Events after the reporting period

On 3 August 2022, the UK’s Competition and Markets Authority (the “CMA”) published its provisional findings that the Merger was not expected to give rise to a substantial lessening of competition in the UK and Norton and Avast published their response to the CMA’s findings. As stated in that announcement, Norton intends to continue to work with the CMA and with Avast to enable the CMA’s final report to be issued as soon as practicable. The statutory deadline for publication of the CMA’s final report is 8 September 2022 (unless extended).